Exhibit 99.1

PRESS RELEASE

IDT CORPORATION COMPLETES SPIN-OFF OF CTM MEDIA HOLDINGS
CTM Media Holdings’ Trading Symbols Changed to CTMMA, CTMMB

Newark, NJ – September 15, 2009:  IDT Corporation (NYSE: IDT; IDT.C) said today that it has completed the previously announced pro rata tax-free spin-off of the common stock of CTM Media Holdings, Inc., a wholly-owned subsidiary of IDT, to IDT’s stockholders.

CTM Media Holdings’ Class A common stock and Class B common stock are now quoted on the Pink OTC Markets.

CTM Media Holdings’ Class A common stock and Class B common stock are trading under the symbols CTMMA and CTMMB, respectively, in a change from the symbols previously announced.

The CUSIP numbers for CTM Media Holdings’ Class A common stock and for Class B common stock remain 22944D 104, and 22944D 203, respectively.

On September 14, 2009, the distribution date for the spin-off, each IDT stockholder received one share of Holdings’ Class A common stock for every three shares IDT common stock, one share of CTM Media Holdings’ Class B common stock for every three shares of IDT Class B common stock, and one share of CTM Media Holdings’ Class C common stock for every three shares of the Registrant’s Class A common stock.

As of August 3, 2009, the record date for the distribution, there were a total of approximately 3.3 million shares of IDT Class A, approximately 15.5 million shares of IDT Class B and approximately 4.2 million shares of IDT common stock issued and outstanding.

About CTM Media Holdings:
CTM Media Holdings is the holding company for: CTM Media Group (www.ctmmediagroup.com) - a leading distributor of print and online advertising and information in targeted North American tourist markets; Idea and Design Works, LLC (www.idwpublishing.com) - IDW Publishing, a comic and book publisher with a diverse catalog of licensed and independent titles including classic collections; and WMET 1160 AM (www.wmet1160.com) -a paid programming radio station in the Washington, D.C. metropolitan area.  CTM Media Holdings Class A and Class B common stock are quoted on the Pink OTC Markets under the ticker symbols CTMM and CTMX, respectively.

Contact:
Les Rozner
Chief Financial Officer
P:  (203) 323-5161
E-mail: lrozner@ctmmedia.com

About IDT Corporation:
IDT Corporation (www.idt.net) is a consumer focused company operating primarily in the telecommunications and energy industries. IDT Corporation’s Class B common stock and common stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Contact:
IDT Corporation Investor Relations
Bill Ulrey
P: (973) 438-3838